Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL’S SANDISK SUBSIDIARIES SEEK INJUNCTIVE RELIEF AGAINST TOSHIBA CORPORATION IN THE SUPERIOR COURT OF CALIFORNIA

SAN JOSE, Calif. — June 14, 2017 — Western Digital Corp. (NASDAQ: WDC) today announced that several of its SanDisk subsidiaries have sought preliminary injunctive relief in the Superior Court of California for the County of San Francisco (“the Court”) preventing Toshiba Corporation (“Toshiba”) from transferring its three NAND flash-memory joint ventures (“the JVs”) operated with Western Digital until the request of the SanDisk subsidiaries for injunctive relief in arbitration is decided by the arbitral tribunal.

Steve Milligan, chief executive officer of Western Digital, stated, “Western Digital has been working tirelessly to reach an agreement that is beneficial to all stakeholders. Toshiba Corporation’s attempts to circumvent our contractual rights have left us with no choice but to take this action. It is our concern that, left unchecked, Toshiba would pursue a course that clearly violates these rights and also runs decidedly counter to the best interests of the JVs and also to the hard working people at Toshiba Corporation’s NAND Flash business in Japan. Western Digital’s desire to work collaboratively with Toshiba for the benefit of the JVs and Japan is stronger than ever, and we will continue to pursue a solution that is in the best interests of all parties.”

Western Digital issued the following statement:

The anti-transfer provisions of the relevant agreements between Toshiba and SanDisk, which govern their NAND flash memory joint ventures (“JV agreements”), are unambiguous and explicitly require that Toshiba obtain SanDisk’s consent prior to any transfer of JV interests. Toshiba has acknowledged and validated SanDisk’s consent rights on multiple occasions in the past.

While we have worked diligently with both Toshiba and the Japanese government to develop a solution that is in the best interests of all parties, Toshiba has continued to try to invent ways to

Western Digital’s SanDisk Subsidiaries Seek Injunctive Relief against Toshiba Corporation in the Superior Court of California

circumvent Western Digital’s bargained-for consent rights under the JV agreements. Toshiba has likewise continued to obstruct all of Western Digital’s efforts to achieve an amicable resolution. As a result, we have been left with no choice but to take further steps to ensure that Toshiba does not unilaterally pursue a course of action that violates our clear contractual rights – one that would also be to the detriment of the JVs and Japan at large.

Western Digital filed a request for injunctive relief in order to protect its interest in the JVs and its consent rights. Toshiba has no right to offer to transfer its JV interests to a third party and has no ability to enter into any transaction with a third party without obtaining our consent. We are confident in our ability to protect our interests and rights.

On May 14, 2017, Western Digital announced that several of its SanDisk subsidiaries filed a Request for Arbitration with the ICC International Court of Arbitration related to the three NAND flash-memory joint ventures operated with Toshiba, and Western Digital is moving forward with the arbitration.

The Court filings will be available on the website for the Superior Court of California, County of San Francisco, which can be accessed at http://sfsuperiorcourt.org/online-services.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the JVs, SanDisk’s rights under the JV agreements and Western Digital’s or SanDisk’s actions in response to Toshiba’s agreement to sell its memory business. There are a number of risks and uncertainties that may

Western Digital’s SanDisk Subsidiaries Seek Injunctive Relief against Toshiba Corporation in the Superior Court of California

cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Contacts

Bob Blair

Investor Relations

949.672.7834

robert.blair@wdc.com

Jim Pascoe

Media Relations

408.717.6999

jim.pascoe@wdc.com

Eric Brielmann / Jed Repko / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

415.869.3950 / 212.355.4449

wdcmedia@joelefrank.com